UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 20, 2010

PACWEST BANCORP

(Exact name of registrant as specified in its charter)

Delaware	00-30747	33-0885320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 West A Street

San Diego, California 92101

(Address of principal executive offices and zip code)

(619) 233-5588

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

EXPLANATORY NOTE

On August 26, 2010, PacWest Bancorp (the “Company”) filed a Current Report on Form 8-K to report that its wholly owned subsidiary, Pacific Western Bank (“Pacific Western” or the “Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) on August 20, 2010,  pursuant to which Pacific Western Bank acquired certain assets,  including all loans, and assumed substantially all liabilities, including all deposits, of Los Padres Bank, FSB (“Los Padres” or “Los Padres Bank”), a federally chartered savings bank headquartered in Solvang, California (the “Los Padres Acquisition”).  In that filing, the Company indicated that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 and to provide the financial information required by Item 9.01.  In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, “Financial Statements of Acquired Troubled Financial Institutions”  (“SAB 1:K”), the Company has omitted certain financial information of Los Padres required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Los Padres Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

Effective August 20, 2010, Pacific Western assumed all deposits and certain liabilities and acquired certain assets of Los Padres from the Federal Deposit Insurance Corporation (“FDIC”) as receiver for Los Padres Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on August 20, 2010 (the “Agreement”).  On August 23, 2010, the 14 former Los Padres branches, including 11 California branches (three in Ventura County, four in Santa Barbara County, and four in San Luis Obispo County) and three Arizona branches (in Maricopa County), opened as Pacific Western Bank branches.

Under the terms of the Agreement, the Bank acquired certain assets of Los Padres Bank, including all loans, and assumed substantially all of its liabilities, including all deposits.  As of August 20, 2010, the Bank (a) acquired the following assets at fair value: $440.2 million in loans, $33.4 million in other real estate owned, $33.6 million in U.S. government and agency securities, $10.6 million in Federal Home Loan Bank (“FHLB”) stock, $27.4 million in cash and cash equivalents, $144.0 million in cash from the FDIC, a $2.4 million core deposit intangible, a $69.2 million FDIC loss sharing asset, $46.2 million in goodwill, and $17.0 million of other assets, and (b) assumed the following liabilities at fair value: $752.2 million in deposits, $70.0 million in FHLB advances, and $1.9 million in other liabilities. In connection with the Los Padres Acquisition, the FDIC made a cash payment to the Bank of $144.0 million.  The foregoing amounts are estimates and subject to adjustment based upon final settlement with the FDIC.  The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Los Padres not assumed by the Bank and certain other types of claims listed in the Agreement.

Other than a deposit premium of approximately $3.3 million, the Bank paid no cash or other consideration to acquire Los Padres Bank.  As part of the Los Padres Acquisition, the Bank and the FDIC entered into a loss sharing agreement whereby the FDIC will share in the losses on the acquired loans, with the exception of consumer loans, and foreclosed loan collateral as specified in such loss sharing agreement.  We refer to the assets subject to the loss sharing agreement collectively as “covered assets”. The acquired loans and other real estate owned covered by the loss sharing agreement totaled $577.5 million, before fair value adjustments, at August 20, 2010.  Pursuant to the terms of the loss sharing agreement, the FDIC is obligated to reimburse the Bank for 80% of losses with respect to the covered assets.  The Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid the Bank 80% reimbursement under the loss sharing agreement.

While the Agreement contains two loss sharing agreements: (1) a single family loss sharing agreement and (2) a commercial loss sharing agreement, we refer to these agreements collectively as the “loss sharing agreement.” Under the single family loss sharing agreement, the FDIC absorbs 80% of losses on acquired single family loans and foreclosed loan collateral for a period of ten years starting from the acquisition date and shares in 80% of loss recoveries on these assets also for a period of ten years from the acquisition date.  Under the commercial loss sharing agreement, the FDIC absorbs 80% of losses on acquired non-single family loans and foreclosed loan collateral for a period of five years starting from the acquisition date and shares in 80% of loss recoveries on these assets for a period of eight years from the acquisition date.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which, including the loss sharing agreement, was previously filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 2.01.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired

Discussion

As set forth in Item 2.01 above, on August 20, 2010, the Bank acquired certain assets and assumed certain liabilities of Los Padres Bank from the FDIC pursuant to the Agreement.  A significant element of the Los Padres Acquisition is the loss sharing agreement between the Bank and the FDIC. Under the loss sharing agreement with the FDIC, the FDIC will reimburse the Bank for a substantial portion of any future losses on loans, with the exception of certain consumer loans, and other real estate owned. We refer to the acquired assets subject to the loss sharing agreement collectively as “covered assets.” Under the terms of such loss sharing agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the covered assets.  The single family loss sharing agreement is in effect for ten years since the acquisition date for the loss sharing arrangement and ten years for the loss recovery provisions.  The commercial loss sharing agreement is in effect for five years since the acquisition date for the loss sharing arrangement and eight years for the loss recovery provisions.

The Los Padres Acquisition has been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the August 20, 2010 acquisition date. Such fair values are preliminary estimates and are subject to adjustment as additional information relative to closing date fair values becomes available for up to a period of one year after the closing date of the Los Padres Acquisition or when such additional information is considered final, whichever is earlier.  The amounts are also subject to adjustment based upon final settlement with the FDIC.

The application of the acquisition method of accounting resulted in goodwill of $46.2 million.  Such goodwill includes $9.5 million related to the FDIC’s settlement accounting for a Los Padres Bank wholly-owned subsidiary.  We disagree with the FDIC’s accounting for this item and are in process of negotiating with the FDIC for resolution of this matter.  Should we be successful in our negotiations, goodwill would be reduced by a cash payment to us from the FDIC of $9.5 million.  No assurance can be given, however, that we will be successful in our efforts.

Financial Condition

The transaction resulted in significant increases in the Company’s assets and liabilities.  The following table presents the estimated fair values of assets acquired and liabilities assumed as of August 20, 2010:

August 20,
2010
(In thousands)
Assets
Cash and cash equivalents	$171,366
Investment securities	44,251
Loans	440,219
Other real estate owned	33,394
Core deposit intangible	2,427
Goodwill	46,228
FDIC loss sharing asset	69,244
Other assets	16,954
Total assets acquired at fair value	$824,083

Liabilities
Deposits	$752,185
FHLB advances	70,013
Other liabilities	1,885
Total liabilities assumed at fair value	$824,083

Investment Securities

We acquired $44.3 million of investment securities at estimated fair market value in the Los Padres Acquisition, none of which are covered by a loss sharing agreement with the FDIC.  The acquired investment securities consisted of $33.6 million in government and government-sponsored entity pass through securities and collateralized mortgage obligations (“CMOs”) and $10.6 million in Federal Home Loan Bank of San Francisco (“FHLB”) stock.

The following table presents the composition of the investment portfolio acquired at August 20, 2010:

August 20,
2010
(In thousands)
Residential mortgage-backed securities:
Government and government-sponsored entity:
Pass through securities	$26,720
CMOs	6,884
Total securities available-for-sale	33,604
Federal Home Loan Bank Stock	10,647
Total investment securities	$44,251

The following table presents a summary of yields and contractual maturities of the investment securities acquired at August 20, 2010:

	One Year		Five Years
	Through		Through		Over
	Five Years		Ten Years		Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Residential mortgage-backed securities:
Government and government-sponsored entity:
Pass through securities	$1,075	7.63%	$857	3.70%	$24,788	3.47%	$26,720	3.65%
CMO’s	—	—%	—	—%	6,884	4.44%	6,884	4.44%
Total securities available-for-sale	$1,075	7.63%	$857	3.70%	$31,672	3.69%	$33,604	3.81%

Covered Loans

The following table presents the balances of major categories of loans acquired in the Los Padres Acquisition as of August 20, 2010:

	August 20, 2010
Loan Category	Amount	% of Loans
	(In thousands)
Commercial real estate	$233,560	43%
Single family	113,371	21%
Multi-family	65,835	12%
Construction and land	55,217	10%
Commercial	43,988	8%
Home equity lines of credit	26,220	5%
Consumer (1)	1,360	—%
Total gross loans	539,551	100%
Discount resulting from acquisition date fair value adjustment	(99,332)
Total net loans	$440,219

(1) Includes $828,000 of loans not covered by loss sharing agreement.

We refer to the loans acquired in the Los Padres Acquisition as “covered loans” as we will be reimbursed for a substantial portion of any future losses on them under the terms of the FDIC loss sharing agreement. We account for loans under ASC 310-30 (“acquired impaired loan accounting”) when (a) we acquire loans deemed to be impaired when there is evidence of credit deterioration since the origination and it is probable at the date of acquisition that we would be unable to collect all contractually required payments and (b) as a general policy election for non-impaired loans that we acquire. We may refer to acquired loans accounted for under ASC 310-30 as “acquired impaired loans”. Revolving credit agreements such as home equity lines and credit card loans are excluded from acquired impaired loan accounting requirements. We acquired $34.5 million, at fair value, of revolving credit agreements, mainly home equity loans and commercial asset-based lines of credit, where the borrower had revolving privileges on the acquisition date; we account for such revolving covered loans in accordance with the accounting requirements for purchased non-impaired loans.

The acquired covered loans were recorded at their estimated fair value at the time of acquisition. Fair value of acquired loans is determined using a discounted cash flow model based on assumptions about the amount and timing of principal and interest payments, estimated prepayments, estimated default rates, estimated loss severity in the event of defaults, and current market rates. Estimated credit losses are included in the determination of fair value; therefore, an allowance for loan losses is not recorded on the acquisition date.

For acquired impaired loans, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). Under acquired impaired loan accounting, the difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the loss exposure of principal and interest related to the covered acquired impaired loans portfolio and such amount is subject to change over time based on the performance of such covered loans. The carrying value of covered acquired impaired loans is reduced by payments received, both principal and interest, and increased by the portion of the accretable yield recognized as interest income.

The excess of expected cash flows at acquisition over the initial fair value of acquired impaired loans is referred to as the “accretable yield” and is recorded as interest income over the estimated life of the loans using the effective yield method if the timing and amount of the future cash flows is reasonably estimable. Subsequent to acquisition, the Company aggregates loans into pools of loans with common credit risk characteristics such as loan type and risk rating. Increases in expected cash flows over those originally estimated increase the accretable yield and are recognized as interest income prospectively. Decreases in the amount and changes in the timing of expected cash flows compared to those originally estimated decrease the accretable yield and usually result in a provision for loan losses and the establishment of an allowance for loan losses.

At the August 20, 2010 acquisition date, we estimated the fair value of the Los Padres loan portfolio at $440.2 million.

The carrying value of covered loans purchased in the Los Padres Acquisition, where we applied acquired impaired loan accounting, was $405.7 million at August 20, 2010. The undiscounted contractual cash flows for such covered acquired impaired loans was $681.9 million and the undiscounted estimated cash flows not expected to be collected was $129.9 million on the acquisition date.

The accretable yield represents the amount by which the undiscounted expected cash flows exceed the estimated fair value. The accretable yield is measured at each financial reporting date and represents the difference between the remaining undiscounted expected cash flows and the current carrying value of the acquired impaired loans.

The following table summarizes the accretable yield on the covered loans purchased in the Los Padres Acquisition and accounted for under acquired impaired loan accounting as of August 20, 2010:

Accretable
Yield
(In thousands)

Undiscounted contractual cash flows	$681,936
Undiscounted cash flows not expected to be collected (nonaccretable difference)	(129,866)
Undiscounted cash flows expected to be collected	552,070
Estimated fair value of loans acquired	(405,656)
Acquired accrued interest receivable	(2,436)
Accretable yield	$143,978

Acquired revolving lines of credit were recorded at fair value. The carrying amount of covered revolving lines of credit was $34.5 million, net of a $12.2 million discount, at August 20, 2010. The difference between the loan balances and fair value will be accreted to interest income over the life of the loans on a straight-line basis. The estimated life of the purchased revolving lines of credit agreements is 6 years. Such loans will be subject to our allowance for credit loss methodology, and a provision for credit losses will be recorded when the required allowance exceeds the remaining credit discount.

As part of the loan portfolio fair value estimation, we established the FDIC loss sharing asset of $69.2 million, which represents the present value of the estimated losses on covered assets to be reimbursed by the FDIC.  The FDIC loss sharing asset will be reduced as losses are recognized on covered assets and loss sharing payments are received from the FDIC.  Realized losses in excess of acquisition date estimates will increase the FDIC loss sharing asset.  Conversely, if realized losses are less than acquisition date estimates, the FDIC loss sharing asset will be reduced by a charge to earnings.

Covered loans under loss sharing agreements with the FDIC are reported in loans exclusive of the estimated FDIC loss sharing asset.  The covered loans acquired in the Los Padres transaction are and will continue to be subject to our internal and external credit review. If credit deterioration is noted in the acquired impaired loans subsequent to the August 20, 2010 acquisition date, such deterioration in the expected cash flows will be measured and usually a provision for credit losses will be charged to earnings and a reserve will be established; further, a partial offset of such amount will be credited to FDIC loss sharing noninterest income reflecting the increase to the FDIC loss sharing asset.

Loan Interest Rate Sensitivity

The following table presents the interest rate sensitivity analysis with respect to certain categories of acquired loans and provides separate analyses with respect to fixed rate loans and floating rate loans as of August 20, 2010.  The amounts shown in the table are unpaid balances.

	Repricing or Maturing In
Loan Category	One Year Or Less	Over One to Five Years	Over Five Years	Total
	(Dollars in thousands)
Real estate mortgage	$127,840	$129,029	$182,114	$438,983
Real estate construction	47,417	2,069	5,731	55,217
Commercial	26,334	1,857	15,797	43,988
Total	$201,591	$132,955	$203,642	$538,188

	Due After One Year
Loan Category	Fixed Rate	Floating Rate	Total
	(Dollars in thousands)
Real estate mortgage	$187,829	$123,314	$311,143
Real estate construction	7,390	410	7,800
Commercial	15,318	2,336	17,654
Total	$210,537	$126,060	$336,597

The loan portfolio has a weighted average contractual maturity of 8.0 years and a weighted average coupon interest rate of 6.03%.  The expected life may be shorter or longer depending on loan prepayments and the timing of resolution of credit-impaired loans.  The average yield rate is expected to be higher than the weighted average coupon interest rate due to accretion of discount.

Nonperforming Assets

The following table presents loans that would normally be considered nonaccrual, except for the accounting requirements regarding purchased impaired loans, and other real estate owned (“OREO”) covered by the loss sharing agreement at September 30, 2010:

September 30,
2010
(In thousands)
Covered nonaccrual loans	$18,312
Covered OREO	33,383
Total covered nonperforming assets	$51,695

Under the terms of the loss sharing agreement with the FDIC, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the covered assets.  The single family loss sharing agreement is in effect for ten years since the acquisition date for the loss sharing arrangement and ten years for the loss recovery provisions.  The commercial loss sharing agreement is in effect for five years since the acquisition date for the loss sharing arrangement and eight years for the loss recovery provisions.  The loss sharing agreement significantly reduces our exposure to credit loss.

Deposits

The Los Padres Acquisition increased our deposits by $752.2 million at August 20, 2010.  The following table presents a summary of the deposits acquired and the interest rates in effect at the acquisition date:

	August 20, 2010
	Amount	Interest Rate
	(Dollars in thousands)
Noninterest bearing deposits	$34,549	—
Interest-bearing deposits:
Interest checking	41,655	0.31%
Money market	61,948	0.67%
Savings	17,923	0.26%
Time deposits:
Under $100,000	194,571	1.49%
Over $100,000	401,072	1.67%
Total time deposits	595,643	1.61%
Total interest-bearing deposits	717,169	1.42%
Total gross deposits	751,718	1.36%
Time deposits fair value adjustment	467
Total net deposits	$752,185

Time deposit maturities at August 20, 2010 were as follows:

Maturities	August 20, 2010
(In thousands)
3 months or less	$127,190
Over 3 months through 6 months	170,976
Over 6 months through 12 months	146,019
Over 12 months	151,458
Total time deposits	$595,643

The weighted average maturity and cost of time deposits at August 20, 2010 were 7.7 months and 1.61%, respectively.  Effective September 1, 2010, we changed the rates on Los Padres’ deposit products to be consistent with those offered on Pacific Western’s deposits.  As a result of this change, the deposits we acquired declined by $259.4 million to $492.8 million at September 30, 2010.  The deposit run-off was funded with the cash that we received from the FDIC in connection with this acquisition and other excess liquidity.

Borrowings

The Company assumed $70.0 million in FHLB advances on August 20, 2010 as a result of the Los Padres Acquisition as summarized in the table below.  All of the FHLB advances were paid off in August 2010 subsequent to the acquisition.

	August 20, 2010
Year of Maturity	Amount	Interest Rate
	(Dollars in thousands)
2010	$50,000	0.24%
2011	20,000	0.36%
Total gross FHLB advances	70,000	0.28%
Fair value adjustment	13
Total net FHLB advances	$70,013

Goodwill

The Los Padres Acquisition has been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the August 20, 2010 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one year after the acquisition date or when additional information relative to closing date fair values becomes available and such information is considered final, whichever is earlier. The application of the acquisition method of accounting resulted in goodwill of $46.2 million.  Such goodwill includes $9.5 million related to the FDIC’s settlement accounting for Los Padres’ wholly-owned subsidiary.  We disagree with the FDIC’s accounting for this item and are in process of negotiating with the FDIC to resolve this matter.  Should we be successful in our negotiations, goodwill would be reduced by a cash payment to us from the FDIC of $9.5 million.  No assurance can be given, however, that we will be successful in our efforts.

In the Los Padres Acquisition, the estimated fair value of the liabilities assumed exceeded the estimated fair value of the assets acquired.  The excess of the fair value of the liabilities assumed over the fair value of the assets acquired is goodwill.  All of the recognized goodwill is expected to be deductible for tax purposes. The determination of goodwill is influenced significantly by the FDIC-assisted transaction process.  Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. In the Los Padres Acquisition, we acquired net liabilities with cost basis of $160.8 million, received $144.0 million in a cash payment, and established a $13.4 million receivable from the FDIC that is net of the $3.4 million deposit premium we paid. The receivable from the FDIC is due at final settlement.

The following table presents the summary of goodwill based on fair value adjustments:

August 20,
2010
(In thousands)
Los Padres cost basis net liabilities on August 20, 2010	$(160,794)
Cash received and due from the FDIC	160,794
Fair value adjustments -
Net increase (decrease) in acquired assets:
Loans	(99,332)
Other real estate owned	(4,507)
FDIC loss sharing asset	69,244
Core deposit intangible	2,427
Receivable from subsidiary	(9,513)
Miscellaneous	(674)
Net (increase) decrease in assumed liabilities:
Time deposits	(467)
FHLB advances	(13)
Total fair value adjustments	(42,835)
Deposit premium paid	(3,393)
Goodwill resulting from the Los Padres Acquisition	$46,228

Regulatory Capital

The regulatory capital guidelines and the actual capital ratios for Pacific Western and the Company as of September 30, 2010, are as follows:

	September 30, 2010
	Well Capitalized Requirement	Pacific Western Bank	PacWest Bancorp Consolidated
Tier 1 leverage capital ratio	5.00%	9.04%	9.17%
Tier 1 risk-based capital ratio	6.00%	12.44%	12.54%
Total risk-based capital ratio	10.00%	13.72%	13.82%

Operating Results and Cash Flow

The operations of Los Padres Bank are included in our operating results from August 20, 2010, and added revenue of $2.8 million, non-interest expense of $2.1 million, and net after-tax earnings of $0.4 million for the third quarter of 2010.  Such operating results are not necessarily indicative of future operating results.  The discount related to the covered loans will be accreted to interest income.  However, the amount and timing of such discount accretion is dependent on the performance of the acquired impaired loans, whereas the discount on the acquired non-impaired loans will be accreted over the life of the loans on a straight-line basis.

The covered loans acquired in the Los Padres transaction are and will continue to be subject to our internal and external credit review. If and when credit deterioration is noted in the covered acquired impaired loans subsequent to the August 20, 2010 acquisition date, such deterioration in expected cash flows will be measured and usually a provision for credit losses will be charged to earnings and a reserve will be established; further, a partial offset of such amount will be credited to FDIC loss sharing noninterest income reflecting the increase to the FDIC loss sharing asset.

The loss sharing agreement with the FDIC significantly reduces our exposure to credit loss on covered loans and other real estate owned.  Under the terms of the loss sharing agreement with the FDIC, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the covered assets.  The single family loss sharing agreement is in effect for ten years since the acquisition date for the loss sharing arrangement and ten years for the loss recovery provisions.  The commercial loss sharing agreement is in effect for five years since the acquisition date for the loss sharing arrangement and eight years for the loss recovery provisions.

Our cash flows will be impacted by the Los Padres Acquisition and the related loss sharing agreement.  It is likely that a significant amount of covered loans will (a) experience inadequate collateral values to support loan repayment and/or (b) default.  In such situations, our interest income will be reduced causing a lower level of cash flow.  In addition, we may charge off all or portions of such loans further reducing our cash flow.  As indicated above, however, the loss sharing agreement with the FDIC extends up to ten years.  During this time period, changing economic conditions along with our efforts to collect and resolve covered loans will cause cash flows from the covered loan portfolio to be uneven and difficult to estimate.

Liquidity

At the August 20, 2010 acquisition date, we acquired $171.4 million in cash and cash equivalents, which included a $144.0 million cash payment from the FDIC, and $33.6 million in U.S. government and agency securities.  The acquired cash, together with the Bank’s excess cash, was used to manage deposit outflows and repay FHLB advances.  The Bank has sufficient on-balance sheet liquidity to manage known and unknown deposit flows.  Additionally, the Bank receives principal and interest payments from its borrowers on outstanding loans and mortgage-backed investment securities which produce cash for the Bank.  The investment securities will be available either to be pledged to the FHLB to secure advances or for other borrowings or to be kept for on-balance sheet liquidity purposes.

Pacific Western has a secured line of credit with the FHLB of San Francisco in the amount of $1.2 billion, of which $925.8 million was available as of September 30, 2010.  This line of credit does not yet reflect certain assets acquired from Los Padres which may be eligible to be pledged and which we believe will increase the Bank’s borrowing capacity.

Forward-Looking Information

This Report on Form 8-K contains certain forward-looking information about the Company and its subsidiaries, which statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements.  A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under (a) Item 1A. Risk Factors in Part I and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and (b) Item 1A. Risk Factors in Part II, Other Information in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2010.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a):

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at August 20, 2010

Notes to Statement of Assets Acquired and Liabilities Assumed

(d) Exhibits.

Exhibit No.	Description

99.1	Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at August 20, 2010
Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACWEST BANCORP

Date: November 5, 2010
	By:	/s/ Victor R. Santoro
Victor R. Santoro
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Audited statement of assets acquired and liabilities assumed at August 20, 2010.